EXHIBIT 99.2
SECURITY HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth certain information with respect to the beneficial ownership of the common stock of Cadiz Inc. (the "Company") as of April 22, 2019 by each director, director nominee, and executive officer of the Company.
Name of Beneficial Owner	Shares Beneficially Owned[1]	Percentage of Shares Beneficially Owned
Keith Brackpool, Chairman of the Board[2]	345,000	1.3%
Timothy J. Shaheen, Director, Chief Financial Officer and Secretary[3]	191,500	*
Geoffrey Grant, Director[4]	166,241	*
Scott S. Slater, Director, President and Chief Executive Officer[5]	109,000	*
Winston H. Hickox, Director[6]	105,765	*
Murray Hutchison, Director	51,543	*
Raymond J. Pacini, Director[7]	26,676	*
Stephen Courter, Director	23,948	*
Richard Nevins, Director	11,412	*
Jeffrey Brown, Director	3,718	*
John A. Bohn, Director	893	*
Maria Echaveste, Director Nominee	0	*
Carolyn Webb de Macias, Director Nominee	0	*

             * Represents less than one percent of the 26,237,089 outstanding shares of common stock of the Company as of April 22, 2019.

(1.)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number and percentage of shares of the Company's common stock beneficially owned by a person, shares of the Company's common stock subject to outstanding options, warrants, rights or conversion privileges held by that person that are currently exercisable or exercisable within 60 days of April 22, 2019 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants, rights or conversion privileges but are not deemed to be outstanding for purposes of computing the percentage for any other person. As of April 22, 2019, a total of 26,237,089 shares of the Company's common stock were issued and outstanding. The inclusion of any shares as deemed beneficially owned does not constitute an admission of beneficial ownership by the named stockholder.

(2.)	Includes 200,000 shares underlying presently exercisable options.
(3.)	Includes 100,000 shares underlying presently exercisable options.
(4.)
Includes 30,500 shares held in five separate trusts, each holding 6,100 shares for the benefit of Mr. Grant's children. The trustee of these trusts is not a member of Mr. Grant's immediate family. Mr. Grant disclaims beneficial ownership of the shares held by these trusts.

(5.)	Includes 100,000 shares underlying presently exercisable options.
(6.)	Includes 35,000 shares held by Mr. Hickox's spouse.
(7.)	Mr. Pacini will not be standing for re-election at the 2019 Annual Meeting of Stockholders.